Exhibit 10.1

TERMINATION AND RELEASE AGREEMENT

WHEREAS CEN Biotech Inc. (the "Company"), Clear Com Media Inc. ("CCM"), the shareholders of Clear Com (the "CCM Shareholders") and Lawrence Lehoux (the "Representative") as the CCM Shareholders' representative entered into a Share Exchange Agreement dated as of April 20, 2021 (the "Share Exchange Agreement"), pursuant to which the Company acquired 10,000 shares of CCM Stock (the "Transferred CCM Stock") in exchange for 4,000,000 shares of Company Common Stock (the "Company Stock"), all in accordance with the terms and conditions thereof;

AND WHEREAS the Company, CCM, the CCM Shareholders, and the Representative (collectively, the “Parties”) have determined to unwind certain transactions set forth in the Share Exchange Agreement, as further detailed herein;

AND WHEREAS all capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Share Exchange Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties agree as follows:

1.

The Company shall transfer the Transferred CCM stock to the CCM Shareholders, in proportion to their original respective ownership thereof, free and clear of all Liens, charges, encumbrances, pledges, restrictions or known claims of any kind, nature or description, and the Company represents and warrants to CCM and the Shareholders that the Transferred CCM stock represents all of the issued and outstanding securities of CCM as of the date hereof, and no person has any right, privilege or option to acquire any securities of CMM, whether issued or unissued, other than the Shareholders pursuant to this Agreement (the “Settlement Payment”). For greater certainty, the Parties acknowledge and agree that notwithstanding any other provision hereof, the CCM Shareholders shall be entitled to retain their aggregate 4,000,000 shares of Company Stock (the "Retained Shares") in full and final satisfaction of indebtedness owing to CCM in the aggregate amount of Cdn$416,915.65 as of the date hereof (the "Indebtedness").

a.

The Parties acknowledge that the Settlement Payment to be made by the Company as contemplated under this Agreement shall constitute as the full and final settlement of any and all of the Company’s obligations to CCM or the CCM Shareholders, under the Share Exchange Agreement or otherwise, including but not limited to, the Indebtedness.

b.

CCM hereby directs that in consideration for the full and final satisfaction of the Indebtedness, the Retained Shares shall be entitled to be retained by the CCM Shareholders in lieu of CCM receiving this consideration directly.

2.	CCM shall make a one-time lump sum cash payment to the Company in the aggregate amount of US$250,000 plus the Company’s legal costs associated with this transaction.

3.

The transactions contemplated in Sections 1 and 2 hereof shall be completed contemporaneously at such time and on such date as the Parties may agree (the "Closing"), on or about the 30th day following the execution of this Agreement.

4.	At the time of Closing, the Representative shall resign as an employee and director of the Company.

5.

In consideration of the foregoing, the Parties agree and acknowledge that as of the Closing, no Party shall have any further rights or obligations under the Share Exchange Agreement, and Company hereby releases and forever discharges each of the Shareholders, CCM, each of the directors and officers of CCM and the Representative (in his capacity as a Shareholder, and as a director and employee of the Company), each of their respective affiliates and each of their respective directors, officers, employees, agents, successors and assigns, as applicable (each, an "Indemnified Party"), from any and all actions, causes of action, claims and demands whatsoever including, but not limited to, all actions, causes of actions, claims and demands arising from the Share Exchange Agreement and/or this Agreement. The Company further agrees not to make any claim or take any proceedings against any other individual, partnership, association, trust, unincorporated organization, or corporation with respect to any matters which may have arisen between the Company and any Indemnified Party, or in which any claim could arise against any Indemnified Party for contribution, indemnity or other relief. Without limiting the generality of the foregoing, the Company represents and warrant that (i) no further remittances or action will be required on behalf of CCM in order to give effect to the Closing as contemplated hereby; and (ii) the Company will be exclusively responsible for all outstanding payables and liabilities of the Company. To the extent that any Indemnified Party entitled to be indemnified hereunder is not a party to this Agreement, the Representative shall obtain and hold the rights and benefits of this Agreement in trust for, and on behalf of, such Indemnified Party and such Indemnified Party shall be entitled to enforce the provisions of this section notwithstanding that such Person is not a party to this Agreement.

6.

The Parties agree to execute and deliver to each other such further instruments and other written assurances and to do or cause to be done such further acts or things as may be necessary or convenient to carry out and give effect to the intent of this Agreement or as any of the parties may reasonably request in order to carry out the transactions contemplated herein.

7.

In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby, and any such invalid, illegal or unenforceable provision shall be deemed to be severable, and the remainder of the provisions of this Agreement shall nevertheless remain in full force and effect.

8.

This Agreement may be executed by the parties hereto in separate counterparts or duplicates each of which when so executed and delivered shall be an original, but all such counterparts or duplicates shall together constitute one and the same instrument.

9.

This Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors, assigns and legal representatives. This Agreement may not be assigned without the prior written consent of the Parties, which consent may be unreasonably withheld.

10.

This Agreement and all documents relating thereto shall be governed by and construed in accordance with the internal laws of the Province of Ontario and the federal laws of Canada applicable therein, without reference to conflicts of law rules. The Parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario.

DATED at the City of Windsor, Ontario as of this 23rd day of March, 2023.

CEN BIOTECH INC.

/s/ Brian S. Payne

Authorized Signatory

CLEAR COM MEDIA INC.

/s/ Lawrence Lehoux

Authorized Signatory

/s/ Lawrence Lehoux

Lawrence Lehoux

(as authorized Representative of the Shareholders)